TBS International Limited Announces the Acquisition of a Handymax Bulk Carrier and Reports the Disposal of one of its Multipurpose Tweendeck Vessels

HAMILTON, BERMUDA -May 9, 2007 - TBS International Limited (NASDAQ: TBSI) reported today the following:
1.	The Acquisition of the Bulk Carrier M.V. Yakima
2.	The Constructive Total Loss of the M.V. Huron Maiden

M.V. YAKIMA
TBS entered into an agreement to acquire the M.V. Yakima, a 42,475 dwt handymax bulk carrier built in 1990. TBS agreed to acquire the vessel charter free for $29.0 million. The vessel is expected to be delivered to TBS between July 7, 2007 and October 7, 2007.

M.V. HURON MAIDEN
The M.V. Huron Maiden, a 23,300 dwt multipurpose tweendecker, built in 1983, was declared as a constructive total loss after it grounded on an uncharted rock formation off the coast of Singapore near her loading location on March 9, 2007. The vessel was enroute to North China, where its time charter was scheduled to conclude. Part of her cargo was discharged to assist in refloating the vessel, while the remainder was discharged on site, and the entire cargo was returned to the point of loading. The vessel then proceeded to Singapore under tug escort for further damage inspections.

On April 4, 2007, the vessel was declared a constructive total loss. Accordingly, TBS expects to receive a net amount of $8.0 million from its Hull & Machinery/ Increased Value (H&M/ IV) insurances and retain the proceeds of selling the vessel for scrap. The vessel was sold and delivered to the buyer on May 4, 2007 for $2.5 million on an “as is, where is basis”. TBS also spent approximately $1 million to mitigate damages. The depreciated value of the M.V. Huron Maiden was about $3.7 million, although at the time of the loss it had a market value of about $11.0 million. TBS expects to use the insurance and sale proceeds to reduce its outstanding revolving credit line.

Following the acquisition of the M.V. Yakima, and the constructive total loss of the M.V. Huron Maiden, TBS' fleet will be comprised of 34 vessels in total, including 18 multipurpose and a combination of 16 handysize and handymax bulk carriers, with an aggregate of 1,035,469 dwt.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “The grounding of the M.V. Huron Maiden was an unfortunate accident to which we reacted professionally by deploying internal resources as well as outside experts. We were able to limit the impact to physical damage to the vessel with no personal injury, pollution or other damage to the environment. Our handling of this unfortunate incident is a testimony to our company’s ability to manage adversity in a manner that safeguards our crews, the environment, our customer interests, and affirms our reputation of providing optimum service to our clients.

“We are pleased to announce the acquisition of the M.V. Yakima, another step in the expansion and renewal of our bulk carrier fleet, which upon delivery of the M.V. Yakima will be comprised of 16 handysize and handymax bulk carriers.”

“We are confident about TBS’ growth prospects and, as already announced, we have embarked on a program to build six new multipurpose vessels thereby ensuring our fleet renewal and expansion for the long term.

“In the meantime, we proceed on schedule with the implementation of our intensive drydock and vessel upgrade program which ensures that our fleet continues to adhere to the highest standards of operational efficiency and safety. In addition, the retrofitting of two of our bulk carriers with retractable tweendecks into multipurpose vessels is expected to improve our ability to handle the needs of our expanding customer base and the increasing volume of cargoes we transport.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com